Exhibit 4.1
AMENDMENT NO. 3 TO AMENDED AND RESTATED RIGHTS AGREEMENT
     This AMENDMENT NO. 3 (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of December 8, 1997, between Wendy’s International, Inc., an Ohio corporation (the “Company”), and American Stock Transfer and Trust Company, LLC, as rights agent (the “Rights Agent”), as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of January 26, 2001 and by Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of April 23, 2008 (as so amended, the “Rights Agreement”), is entered into as of August 10, 2008. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided therein at any time prior to the Distribution Date, and there has not been a Distribution Date.
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:
     (a) Section 3(c) of the Rights Agreement is hereby amended by deleting the Rights Certificates legend starting with the words “This certificate also evidences and entitles the holder hereof to certain Rights . . .” and ending with the words “. . . any subsequent holder of such Rights may become null and void with respect to certain rights set forth in Section 11(a)(ii) and Section 13(a) of the Rights Agreement” and replacing it in its entirety to read as follows:
“This certificate also evidences and entitles the holder hereof to certain Rights as set forth in an Amended and Restated Rights Agreement between Wendy’s International, Inc. and American Stock Transfer and Trust Company, LLC (the “Rights Agent”) dated as of December 8, 1997, as amended by Amendment No. 1 dated as of January 26, 2001, Amendment No. 2 dated as of April 23, 2008, and Amendment No. 3 dated as of August 10, 2008 (as so amended, the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of Wendy’s International, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may expire, or may be evidenced by separate certificates and will no longer be evidenced by this certificate. Wendy’s International, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge within fifteen days after receipt of a written request therefor. Under certain circumstances, Rights issued to Acquiring Persons (as defined in the Rights Agreement) or certain related persons and any subsequent holder of such Rights may become null and void with respect to certain rights set forth in Section 11(a)(ii) and Section 13(a) of the Rights Agreement.”

     (b)  Clause (i) of the first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
          “(i) the close of business on January 2, 2009 (the “Final Expiration Date”),”
     (c) In Exhibit B and Exhibit C of the Rights Agreement, all references to “August 10, 2008” are amended and restated so that such references read “January 2, 2009”.
     Section 2. Certification. This Section 2 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 27 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to their knowledge this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.
     Section 3. Effective Date. This Amendment is effective as of August 10, 2008.
     Section 4. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.
     Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts to be made and performed entirely within such State.
     Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY: WENDY’S INTERNATIONAL, INC.
By:	/s/ Leon M. McCorkle, Jr.
	Name:	L. M. McCorkle, Jr.
	Title:	Executive Vice President, General Counsel & Secretary

RIGHTS AGENT: AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC
By:	/s/ George Karfunkel
	Name:	George Karfunkel
	Title:	Executive Vice President

Signature Page to Amendment No. 3 to Amended and Restated Rights Agreement